Exhibit 99.1

NuStar Energy L.P. Reports Higher than Anticipated Third Quarter 2010

Earnings and Increases Quarterly Distribution

2010 Fourth Quarter and Full Year results expected to be higher than 2009

SAN ANTONIO, October 25, 2010 – NuStar Energy L.P. (NYSE: NS) today announced distributable cash flow available to limited partners for the third quarter of $84.0 million, or $1.30 per unit, compared to 2009 third quarter distributable cash flow of $61.5 million, or $1.13 per unit.

The partnership also announced that its board of directors has declared a third quarter 2010 distribution of $1.075 per unit, which is $0.01 per unit or approximately 1% higher than the second quarter 2010 and third quarter 2009 distributions of $1.065 per unit. The third quarter 2010 distribution will be paid on November 5, 2010, to holders of record as of November 1, 2010. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.21 times for the third quarter of 2010.

NuStar Energy L.P. reported third quarter net income applicable to limited partners of $58.4 million, or $0.90 per unit, compared to $56.1 million, or $1.03 per unit, earned in the third quarter of 2009. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $131.0 million for the third quarter of 2010 compared to $124.4 million for the third quarter of 2009.

“I am excited to announce that our third quarter results were better than we expected when earnings guidance was provided in early August,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Higher than projected throughputs on our crude, refined products and ammonia pipelines and improved asphalt margins in our asphalt and fuels marketing segment caused our results to be higher than anticipated.”

“I am particularly pleased that, all three of our business segments generated higher operating income and EBITDA in the third quarter of 2010 and for the nine months ended September 30, 2010 when compared to the same periods in 2009. As a result of these strong results, we were able to increase our third quarter 2010 distribution,” said Anastasio.

-More-

Fourth Quarter and Full-Year 2010 EBITDA Projected to be Higher than 2009

“For the fourth quarter of 2010, we are projecting EBITDA to be in the range of $110 to $130 million, which would be the highest fourth quarter in our history and $20 to $40 million higher than the fourth quarter of 2009. Incremental EBITDA from internal growth projects coming online in the storage segment, additional profits attributable to the Mobile County, Alabama storage terminal acquisition that was completed in May 2010, and increased earnings from our fuels marketing operations will contribute to increased EBITDA in the fourth quarter of 2010,” said Anastasio.

Commenting on the full-year outlook for the fee-based storage and transportation business segments, Anastasio said, “We expect incremental EBITDA in our storage segment to be $14 to $18 million higher than 2009. This is lower than previous guidance largely because the start-up of one of our internal growth projects has been delayed by approximately 30 days and vessel activity at our St. Eustatius terminal has been negatively impacted by tropical storms during the third quarter. The good news is that EBITDA in our transportation segment is now projected to be $5 to $10 million higher than 2009 due to higher throughputs and a customer turnaround being delayed until 2011.”

In regard to the margin-based asphalt and fuels marketing segment Anastasio added, “Improving asphalt margins in the third and fourth quarters of 2010 as well as continued strong earnings results in our fuels marketing operations should cause EBITDA in this segment to be $25 to $35 million higher than the $80 million of EBITDA earned last year.”

Turkey Terminal Acquisition

“We expect to close our previously announced $50 to $60 million acquisition of a 75% controlling interest in a joint venture in Mersin, Turkey in December 2010. The joint venture will own two terminals with a storage capacity of 1.3 million barrels, a two-thirds interest in an off-shore ship platform, and land that can be used for the construction of additional terminal operations. The transaction is expected to be immediately accretive to NuStar Energy’s distributable cash flow per unit,” said Anastasio.

Eagle Ford Shale Project

“Last week NuStar and Koch Pipeline Company reached agreement on a pipeline connection and capacity lease agreement. Under this agreement, NuStar will reactivate a previously idled pipeline in South Texas that will now be utilized to transport Eagle Ford Shale crude oil production to Corpus Christi, Texas refineries and terminals. We expect this project to be completed and in service in the second quarter of 2011,” stated Anastasio.

“With the EBITDA benefits from our large strategic capital spending program and our upcoming Turkey terminal acquisition, EBITDA and distributable cash flow growth should continue into 2011 and beyond,” said Anastasio.

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, October 25, 2010, to discuss the financial and operational results for the third quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 12873811. International callers may access the presentation by dialing 706/645-0327, passcode 12873811. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 12873811. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 88 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. The partnership’s combined system has over 93 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Statement of Income Data:
Revenues:
Services revenues	$201,390	$190,439	$585,772	$549,133
Product sales	936,989	1,060,808	2,623,077	2,323,960

Total revenues	1,138,379	1,251,247	3,208,849	2,873,093

Costs and expenses:
Cost of product sales	860,942	989,868	2,422,751	2,138,524
Operating expenses	121,748	118,190	363,028	332,017
General and administrative expenses	26,860	19,213	76,324	67,529
Depreciation and amortization expense	38,539	36,786	114,653	108,323

Total costs and expenses	1,048,089	1,164,057	2,976,756	2,646,393

Operating income	90,290	87,190	232,093	226,700
Equity earnings from joint venture	2,454	2,374	7,571	7,698
Interest expense, net	(20,583)	(19,791)	(58,059)	(60,526)
Other (expense) income, net	(235)	(1,961)	14,882	25,883

Income before income tax expense	71,926	67,812	196,487	199,755
Income tax expense	3,616	3,372	9,052	12,225

Net income	$68,310	$64,440	$187,435	$187,530

Net income applicable to limited partners	$58,375	$56,097	$158,950	$162,865

Net income per unit applicable to limited partners	$0.90	$1.03	$2.55	$2.99

Weighted average limited partner units outstanding	64,610,549	54,460,549	62,386,373	54,460,549

EBITDA (Note 1)	$131,048	$124,389	$369,199	$368,604

Distributable cash flow (Note 1)	$94,202	$69,920	$243,372	$279,292

	September 30, 2010	September 30, 2009		December 31, 2009

Balance Sheet Data:
Debt, including current portion (a)	$1,990,507	$1,925,792		$1,849,763
Partners’ equity (b)	2,690,235	2,217,240		2,484,968
Debt-to-capitalization ratio (a) / ((a)+(b))	42.5%	46.5%		42.7%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Segment Data:
Storage:
Throughput (barrels/day)	673,121	708,281	666,635	667,005
Throughput revenues	$19,139	$19,892	$56,085	$59,648
Storage lease revenues	111,998	105,341	330,493	300,700

Total revenues	131,137	125,233	386,578	360,348
Operating expenses	66,153	63,166	198,186	176,794
Depreciation and amortization expense	19,349	18,034	57,004	52,472

Segment operating income	$45,635	$44,033	$131,388	$131,082

Transportation:
Refined products pipelines throughput (barrels/day)	526,825	544,345	529,380	576,165
Crude oil pipelines throughput (barrels/day)	382,845	318,567	381,606	350,034

Total throughput (barrels/day)	909,670	862,912	910,986	926,199
Revenues	$80,597	$78,015	$232,817	$221,151
Operating expenses	30,488	29,966	88,784	82,856
Depreciation and amortization expense	12,597	12,624	38,029	37,901

Segment operating income	$37,512	$35,425	$106,004	$100,394

Asphalt and fuels marketing:
Product sales	$937,074	$1,060,808	$2,625,994	$2,323,960
Cost of product sales	864,904	993,648	2,438,703	2,150,450

Gross margin	72,170	67,160	187,291	173,510
Operating expenses	31,575	34,128	96,924	93,676
Depreciation and amortization expense	5,138	4,922	15,254	14,536

Segment operating income	$35,457	$28,110	$75,113	$65,298

Consolidation and intersegment eliminations:
Revenues	$(10,429)	$(12,809)	$(36,540)	$(32,366)
Cost of product sales	(3,962)	(3,780)	(15,952)	(11,926)
Operating expenses	(6,468)	(9,070)	(20,866)	(21,309)

Total	$1	$41	$278	$869

Consolidated Information:
Revenues	$1,138,379	$1,251,247	$3,208,849	$2,873,093
Cost of product sales	860,942	989,868	2,422,751	2,138,524
Operating expenses	121,748	118,190	363,028	332,017
Depreciation and amortization expense	37,084	35,580	110,287	104,909

Segment operating income	118,605	107,609	312,783	297,643
General and administrative expenses	26,860	19,213	76,324	67,529
Other depreciation and amortization expense	1,455	1,206	4,366	3,414

Consolidated operating income	$90,290	$87,190	$232,093	$226,700

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$68,310	$64,440	$187,435	$187,530
Plus interest expense, net	20,583	19,791	58,059	60,526
Plus income tax expense	3,616	3,372	9,052	12,225
Plus depreciation and amortization expense	38,539	36,786	114,653	108,323

EBITDA	131,048	124,389	369,199	368,604
Less equity earnings from joint ventures	(2,454)	(2,374)	(7,571)	(7,698)
Less interest expense, net	(20,583)	(19,791)	(58,059)	(60,526)
Less reliability capital expenditures	(13,841)	(16,424)	(38,327)	(32,915)
Less income tax expense	(3,616)	(3,372)	(9,052)	(12,225)
Plus distributions from joint venture	2,450	2,750	7,500	6,750
Mark-to-market impact on hedge transactions (a)	1,198	(15,258)	(20,318)	17,302

Distributable cash flow	94,202	69,920	243,372	279,292

General partner’s interest in distributable cash flow	(10,160)	(8,382)	(29,371)	(24,876)

Limited partners’ interest in distributable cash flow	$84,042	$61,538	$214,001	$254,416

Distributable cash flow per limited partner unit	$1.30	$1.13	$3.40	$4.67

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses which arise from valuing certain derivative contracts that hedge a portion of our inventory but do not qualify for hedge accounting treatment. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.